LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	% Owned
China HGS Investment Inc.	Delaware	100%
Shaanxi Hanguangsha Management and Consultation Limited Company	PRC	100%
Shaanxi Guangsha Investment and Development Group Co., Ltd.	PRC	Variable Interest Entity